ADVANCED REMOTE COMMUNICATION SOLUTIONS, INC.
                            (Formerly BOATRACS, INC.)
                      10675 Sorrento Valley Road, Suite 200
                          San Diego, California, 92121

                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS
                           TO BE HELD ON MAY 23, 2000

The Annual Meeting of the Shareholders ("Annual Meeting") of Advanced Remote Communication Solutions, Inc., a California corporation ("ARCOMS" or the "Company"), will be held at the Wyndham Garden Hotel, 5975 Lusk Boulevard, San Diego, California 92121 on May 23, 2000, at 10:00 a.m. for the following purposes:

1. To elect eight directors of the Company, all of whom shall serve until the 2001 Annual Meeting of Shareholders (and until the election and qualification of their successors);

2. To consider and act upon a proposal to ratify and approve an amendment to the Company's 1996 Stock Option Plan increasing the number of available shares to 6,000,000, and

3. To consider and act upon any other matters which may properly come before the Annual Meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on March 23, 2000 as the record date for the determination of the holders of common stock entitled to notice of and to vote at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting in person. Regardless of whether you plan to attend the Annual Meeting, please sign and date the enclosed Proxy and return it as promptly as possible in the enclosed pre-addressed and postage paid envelope. The prompt return of Proxies will ensure a quorum and save the Company expense of further solicitation. Any shareholder returning the enclosed Proxy may revoke it prior to its exercise by voting in person at the Annual Meeting or by filing with the Secretary of the Company a written revocation or duly executed Proxy bearing a later date.

By Order of the Board of Directors,

Michael Silverman
Chairman
San Diego, California
April 7, 2000







                  Advanced Remote Communication Solutions, Inc.
                      10675 Sorrento Valley Road, Suite 200
                           San Diego, California 92121

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 23, 2000


I.  PROXIES

This Proxy Statement is furnished in connection with the solicitation of proxies by or on behalf of the Board of Directors ("Board") of Advance Remote Communication Solutions, Inc., a California corporation (the "Company"), for use at the Company's 2000 Annual Meeting of Shareholders to be held on May 23, 2000 at the Wyndham Garden Hotel, 5975 Lusk Boulevard, San Diego, California 92121 at 10:00 a.m., and at any and all adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

Any shareholder may revoke his or her proxy by delivering written notice of revocation to the Secretary of the Company at its principal office, 10675 Sorrento Valley Road, Suite 200, San Diego, California 92121, by a delivery of proxy bearing a later date, or by attendance at the Annual Meeting and voting in person.

This Proxy Statement and the Annual Report of the Company for the year ended December 31, 1999, will be mailed on or about April 7, 2000, to each shareholder of record as of the close of business on March 23, 2000.

The solicitation of proxies is being made by use of the mails. The cost of preparing, assembling and mailing these proxy materials will be paid by the Company. Following the mailing of this Proxy Statement, directors, officers and regular employees of the Company may solicit proxies by mail, telephone, telegraph or personal interview. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of the Company's common stock of record will be requested to forward proxy soliciting material to the beneficial owners of the shares, and will be reimbursed by the Company for their reasonable out-of pocket expenses incurred in forwarding these materials.

When your proxy is returned properly signed, the shares represented will be voted in accordance with your directions. Where specific choices are not indicated, proxies will be voted in favor of the eight persons nominated to be directors in Proposal One and in favor of Proposal Two. If a proxy indicates that a shareholder or nominee abstains from voting or that shares are not to be voted on a particular proposal, the shares will not be counted as having been voted on that proposal, and those shares will not be reflected in the final tally of the votes cast with regard to that proposal, although such shares will be counted as in attendance at the Annual Meeting for purposes of determining a quorum. Additionally, broker non-votes are not counted as votes cast on any matter to which they relate.

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business.

Holders of common stock are entitled to one vote per share on all matters brought before the Annual Meeting and to cumulate votes for the election of directors. A shareholder may not cumulate votes unless the shareholder has announced at the Annual Meeting the intention to do so before the voting has begun, but if any shareholder makes such an announcement, all shareholders may cumulate votes. Cumulative voting rights entitle a shareholder to give one nominee as many votes as are equal to the number of directors to be elected, multiplied by the number of shares owned by the shareholder, or to distribute his or her votes as the shareholder sees fit among two or more nominees on the same principle, up to the total number of nominees to be elected. The eight nominees for director receiving the highest number of votes at the Annual Meeting from the holders of common stock will be elected.

An affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required for approval of Proposal Two.

Directors and officers beneficially own approximately 49% of the outstanding shares of common stock. The directors and officers have indicated that they intend to vote for each of the nominees for director and in favor of Proposal Two.

The Company had 20,825,928 shares of common stock, no par value (the "common stock"), outstanding as of March 23, 2000. Holders of record of shares of the common stock at the close of business on March 23, 2000 will be entitled to notice of and to vote at the Annual Meeting and will be entitled to one vote for each such share.

II.  Securities Ownership of Certain Beneficial Owners and Management

Set forth below is certain information concerning the ownership of the Company's common stock as of March 23, 2000, by (i) all persons known to the Company to be beneficial owners of more than 5% of the outstanding common stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company, and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated, and subject to applicable community property and similar laws, the persons named have sole voting and investment power with respect to the securities owned by them.

Name and Address .........................       Number of Shares    Percent of
of Shareholder(1) ........................       Beneficially Owned  Outstanding
                                                                      Shares
QUALCOMM Incorporated ....................        1,172,265                   5%
5775 Moorehouse Drive
San Diego, CA 92121
Irene Shinsato ...........................        2,373,075                  11

Michael L.Silverman ......................        3,821,837                  17
Jon S. Gilbert ...........................        3,308,300                  15
Giles H.Bateman ..........................          712,824                   3
Luis Maizel ..............................          137,920                   *
Mitchell G. Lynn .........................          148,166                   *
Scott T.Boden ............................        1,609,575                   7
Thomas Bernard ...........................           11,043                   *
Mohammed G. Abutaleb .....................          541,125                   2
Daniel W. Negroni ........................           36,600                   *
Charles J. Drobny, Jr ....................          256,921                   1
Peter A. Carides .........................           60,000                   *
All Directors and Executive
Officers as a group
(11 persons)(9) (10) .....................       10,644,311                  49%
----------

(1) The address for all directors and executive officers is 10675 Sorrento Valley Road, Suite 200, San Diego, California, 92121.
(2) Includes 244,225 warrants and 663,500 options issued in connection with the acquisition of Enerdyne Technologies, Inc. in July 1998. All the securities are in trusts for which Ms. Shinsato is a trustee.
(3)      Shares are held in a family trust of which Mr. Gilbert is a trustee.
(4) Includes 83,600 shares held by the Maizel Family Trust of which Mr. Maizel is a trustee and 15,321 shares held in a retirement plan for which Mr. Maizel is a trustee.
(5) Includes 20,000 shares held in trust for children for which Mr. Lynn disclaims beneficial ownership. The number also includes 50,000 options issued under a Non-Circumvention Agreement dated January 9, 1996 exercisable at $1.50 per share.
(6)      Includes  244,225  warrants  issued in connection  with the acquisition of Enerdyne Technologies, Inc. in July, 1998. (7) Shares were issued in connection with the Company's acquisition of Innovative Communications Technologies, Inc effective August 1999.
(8) 240,000 of the shares are represented by restricted stock granted under an agreement and 16,921 shares were issued under the terms of an employment agreement.
(9) Mr. Dean Kernus joined the Company in February 2000 as Chief Financial Officer. He does not hold any beneficial ownership in the Company's common stock. Mr. John Major, a nominee for Director does not hold any Company common stock.
(10) Includes shares issuable upon the exercise of options within sixty day of March 23, 2000 as follows:
         Mr. Silverman                      50,000 shares
         Mr. Gilbert                        50,000
         Mr. Bateman                        48,999
         Mr. Maizel                         38,999
         Mr. Lynn                           80,666
         Mr. Bernard                         8,334
         Mr. Negroni                        21,600
         Mr. Carides                        60,000
*     Less than 1%

III. Election Of Directors (Proposal No. 1 on Proxy Card)

The persons named below have been nominated by management for election as directors of the Company to serve until the 2001 Annual Meeting of Shareholders or until their respective successors are duly elected and qualify.

Unless otherwise instructed, the enclosed proxy will be voted for election of the nominees listed below, except that the persons designated as proxies reserve full discretion to cast their votes for another person recommended by management in the unanticipated event that any nominee is unable to or declines to serve. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

Name of Nominee .............Age      Position with the Company

Michael Silverman ........... 55      Chairman, Director
                                      President,  Chief Executive Officer
Jon Gilbert ................. 56      Director, Director of Strategic and
                                      Business Development
Giles Bateman ............... 55      Director

Mitchell Lynn ................51      Director

Scott T. Boden ...............38      Director, Chief Technology Officer,
                                      Enerdyne Technologies, Inc.
Thomas Bernard .............  68      Director

Mohammed Abutaleb ........... 42      Director, President, Innovative
                                      Communications Technologies, Inc.
John Major .................. 54      Director

Mr. Silverman formed BOATRACS, Inc. in 1990 ("Old BOATRACS") and served as its Chairman, Chief Executive Officer, President and a director of that company from its inception until the merger of Old BOATRACS with the Company (the "Merger") on January 12, 1995, at which time he assumed the same positions with the Company. Mr. Silverman served the Company as President and Chief Executive Officer from the date of the Merger until October 1997 and again from November 1999 to the present date. He continues to serve as Chairman. Mr. Silverman is a Chartered Accountant (South Africa) and received a Master of Business Administration degree from Stanford University.

Mr. Gilbert joined the Company as its President, Chief Executive Officer and director in October 1997 and resigned from the positions in November 1999 when he assumed the title of Director of Strategic and Business Development. Mr. Gilbert continues to serve as a director. Mr. Gilbert was with Maintenance Warehouse the previous 12 years and held several executive positions, including the title of Chief Executive Officer. Mr.Gilbert earned a Bachelor of Science degree from UCLA. In addition to being a Certified Public Accountant, he holds a Masters in Accounting degree.

Mr. Bateman was elected a director of Old BOATRACS in 1994 and became a director of the Company upon the Merger. Since 1991, Mr. Bateman has served as a director of Comp USA, a superstore computer retailer, from 1991 until March 2000, and as that Company's chairman from 1993 until March 2000. Mr. Bateman was a co-founder of The Price Company and served as Chief Financial Officer and a director of that company from 1976 to 1991 and as vice chairman from 1986 to 1991. Mr. Bateman holds a Bachelor of Arts Degree in Jurisprudence from Oxford University, England and a Master of Business Administration from Harvard Business School.

Mr. Lynn became a director of the Company in June 1997. He is also President and Managing Director of Combined Resources International, a manufacturer of picture frames and other items. Mr. Lynn was President of The Price Company, a San Diego based warehouse club retailer from 1990-1993 and later senior executive vice president of Price/Costco until he resigned in 1994. He is a California Certified Public Accountant and holds a Bachelor of Arts degree in Economics and a Master of Business Administration degree from UCLA.

Mr. Boden was selected as a director on September 2, 1998. Mr. Boden founded Enerdyne Technologies, Inc. ("Enerdyne") in 1984 and was its Chief Executive Officer and Chief Technology Officer until July 1998, when the Company acquired Enerdyne. Prior to founding Enerdyne, Mr. Boden was a designer of video products for Cinematroncis Inc. Mr. Boden attended San Diego State University. He also serves the Company as Chief Technology Officer of Enerdyne.

Mr. Bernard has served as Executive Vice President and Director of Leap Wireless International since its formation in September 1998. Prior to that time, he served as a Senior Vice President of QUALCOMM Incorporated ("QUALCOMM") and General Manager of QUALCOMM's Infrastructure Product Division from April 1996 through June 1998. Mr. Bernard first joined QUALCOMM in September 1986 as Vice President and General Manager for the OmniTRACS Division. Prior to joining QUALCOMM, Mr. Bernard was Executive Vice President and General Manager of M/A-COM Telecommunications Division, Western Operations.

Mr. Abutaleb joined the Company in September 1999 upon the merger of Innovative Communications Technologies, Inc. ("ICTI") and the Company. Mr. Abutaleb co-founded ICTI in 1989. Prior to joining ICTI, Mr. Abutaleb was employed by COMSAT Corporation and Fairchild Industries. While working for these companies he held technical and technical management positions. Mr. Abutaleb received a Master of Science degree in Electrical Engineering from the University of Maryland with an emphasis in communications and semiconductor physics.
He was appointed a director of the Company in November 1999.

Mr. Major is Chief Executive Officer of the Wireless Internet Solutions Group. Previously Mr. Major was President and Chief Executive Officer of Wireless Knowledge, a QUALCOMM and Microsoft joint venture, which he joined in November 1998. Prior to joining Wireless Knowledge, Mr. Major served as corporate executive vice president of QUALCOMM and president of its Wireless Infrastructure Division. Mr. Major has held several executive positions at Motorola from 1977 until 1997 when he joined QUALCOMM. He received a Bachelor of Science in Mechanical and Aerospace Engineering from the University of Rochester and a Master of Science in Mechanical Engineering from the University of Illinois and holds a Master of Business Administration from Northwestern University and a Juris Doctorate degree from Loyola University.

There is no family relationship between any of the Company's directors and officers. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which any person has been elected or nominated as a director or executive officer. All directors and executive officers serve for a term of one year until the next Annual Meeting of Shareholders.

During the year ended December 31, 1999, the Board held five meetings where all directors were present except Mr. Maizel who missed one meeting. The Company presently has a Compensation Committee of the Board consisting of Mitchell Lynn, Chairman, and Giles Bateman. The Compensation Committee's primary function is to establish compensation for employees and effect promotions. The Audit Committee, consisting of Giles Bateman, Chairman, Mitchell Lynn and Luis Maizel, advises the Board as to the selection of the Company's independent accountants, reviews with the independent accountants the accounting principles and practices followed by the Company and the adequacy thereof, approves the Company's annual audit and financial results and any material change thereto and makes recommendations to the Board regarding such matters. The Board does not have a standing Nominating Committee. During 1999, the Compensation Committee met six times and the Audit Committee met once.

Executive Officers

In addition to those listed above, the following  individuals are also Executive
Officers:

Name                            Age           Position with the Company

Daniel W. Negroni, Esq.          34           Vice President, Sales and
                                              Marketing, BOATRACS
Charles J. Drobny, Jr.           49           Vice President, Application
                                              Development, BOATRACS Gulfport
Peter A. Carides                 34           Chief Operating Officer, BOATRACS

Dean B. Kernus                   41           Chief Financial Officer

Mr. Negroni joined the Company in October 1997 as Vice President of Business Development and Domestic Sales. In January 1999, Mr. Negroni became Vice President, Sales and Marketing of the Company's subsidiary Enerdyne Technologies, Inc. until October 1999 when he returned to the Company's BOATRACS division. Prior to joining the Company, Mr. Negroni was with Seltzer Caplan Wilkins & McMahon where he focused on business transactional law within the high technology industry. From 1993 to 1995, he held the position of Vice President, Sales and Marketing, at Dearan Imports. Mr. Negroni holds a Bachelor of Science in Business Administration from Boston University and a Juris Doctorate degree from Georgetown University Law Center in Washington, D.C.

Mr. Drobny joined the Company in December 1997 as Vice President, Application Development when the Company purchased MED Associates Inc. ("MED"). MED is now known as BOATRACS Gulfport. Mr. Drobny founded MED as Management Engineering Design in September, 1993. Prior to 1993, Mr. Drobny was Vice President and General Manager of Genesis Systems in Bay St. Louis, a manufacturer of marine information systems.

Mr. Carides joined the Company in March 1998 as Managing Director of the Company's wholly owned subsidiary, BOATRACS (Europe) B.V. He became Director of BOATRACS Operations, International in January 1999 until September 1999 when he became Chief Operating Officer of the Company's BOATRACS division. Prior to joining the Company Mr. Carides had four years technical and eight years of management responsibilities in Hong Kong. He held the position of Executive Director with Brightpoint China Ltd. from July, 1996 to early 1998 with SafKong Holdings Ltd., from 1993 to early 1998 and with Technology Resources International Ltd. from 1994 through 1996.

Mr. Kernus joined the Company in February 2000 as Chief Financial Officer. Prior to joining the Company, Mr. Kernus was Vice President of Corporate and Project Accounting for SeaWest WindPower, Inc., and an Audit Manager with McGladrey and Pullen, LLP and with PricewaterhouseCoopers. His experience includes mergers and acquisitions and business development. In public accounting, Mr. Kernus concentrated on high technology and real estate companies. Mr. Kernus holds a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania and is a Certified Public Accountant.

IV. Executive Compensation

Executive Compensation

The following table sets forth for the years indicated certain compensation of the Company's Chairman and the persons occupying the office of Chief Executive Officer and the Company's executive officers of the Company who actually earned or who were paid on a basis of more than $100,000 in salary and bonuses in such years.

SUMMARY COMPENSATION TABLE
                                                              No. of shares
                                         Annual .....         underlying
Principal Position .............Year     Salary     Bonus     Options

Michael L. Silverman ........   1999   $ 120,242              200,000
Chairman, CEO & ..............  1998     115,368
President (1)                   1997     103,291

Jon S. Gilbert (2) ..........   1999   $ 120,698              200,000
Director, Director of ........  1998     120,000
Strategic and Business .......  1997      26,154
Development

Peter A. Carides ............   1999   $ 132,000              100,000
Chief Operating Officer, .....  1998     120,000              100,000
BOATRACS division

Daniel W. Negroni ............. 1999   $ 141,643              125,000
Vice President, Sales and ....  1998     116,128    60,000      4,000
Marketing, BOATRACS ........... 1997      19,885              100,000
division

Charles J. Drobny, Jr. (3) ...  1999   $ 153,997
Vice President, ............    1998     145,934
BOATRACS Gulfport ...........   1997      25,000
division

----------------
(1) Mr. Silverman has been the President and Chief Executive Officer of the Company since November 1999 and previously from inception until October 1997 at a current annual salary of $120,000. He also serves as Chairman of the Board. The Company entered into an employment agreement with Michael Silverman, effective January 1, 1995. Under the agreement, Mr. Silverman's annual base compensation was $100,000 subject to increases at the Board's discretion. The employment agreement automatically renews for successive one-year periods unless terminated, and is terminable by the Company at any time for good cause as defined in the agreement.

(2) Mr. Gilbert joined the Company during October 1997. In connection with the Restricted Stock Purchase Agreement between the Company and Jon Gilbert described below under "Certain Transactions", in the event that the Board of Directors terminates the employment of Mr. Gilbert without cause, Mr. Gilbert may require the Company to repurchase up to 2,416,665 shares of common stock for a price equal to the outstanding principal and interest due under the Promissory Note entered into in connection with the transaction.

(3) Mr. Drobny became Vice President effective November 1, 1998 as a consequence of the acquisition of his Company, MED (now known as BOATRACS Gulfport). In connection with the Company's purchase of MED in November 1997, the Company entered into a four-year employment agreement with Mr. Drobny, MED's founder.
Under the terms of the employment agreement, Mr. Drobny will be paid base compensation of $150,000 for two years commencing November 1, 1997 and $180,000 for the following two years. Mr. Drobny may receive, at his election, up to $30,000 per year in the form of shares of the Company's common stock for the first two years, and up to $60,000 per year in the form of shares of common stock for the second two years. The salary shown for 1999 and 1998 above includes $30,000 which Mr. Drobny has deferred in salary to purchase Company stock.

The following table sets forth the information concerning individual grants of stock options and appreciation rights during the last fiscal year to the Company's chief executive officer and the executive officers of the Company who earned more than $100,000 last year.

OPTION GRANTS IN LAST FISCAL YEAR
(Individual Grants)                Percent Of
                     Number of     Total Options
                     Securities    Granted
                     Underlying    To Employees     Exercise Or    Expiration
                     Options       In Fiscal Year   Base Price
Name                 Granted (#)                    ($/Share)

Michael Silverman      200,000       9.2%             $2.50         2004
Jon Gilbert            200,000       9.2%             $2.50         2004
Peter Carides          100,000       4.6%             $1.88         2006
Daniel Negroni         125,000       5.7%             $1.88         2006
Charles Drobny, Jr.          0

The following table sets forth the information concerning each exercise of stock options during the last fiscal year by each of Company's chief executive officer and the executive officers of the Company who earned more than $100,000 last year, and the fiscal year value of unexercised options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTION VALUES

                                              Number Of
                                              Securities          Value Of
                                              Underlying          Unexercised
                        Shares                Unexercised         In-The-Money
                        Acquired              Options             Options
                        On            Value   At FY-End (#)       At FY-End($)
                        Exercise     Realized Exercisable/        Exercisable/
Name                     (#)         ($)      Unexercisable       Unexercisable

Michael Silverman         0                    0/200,000            0/$600,000
Jon Gilbert               0                    0/200,000            0/$600,000
Peter Carides             0               20,000/180,000      $60,000/$540,000
Daniel Negroni            0               40,800/188,200     $122,400/$564,600
Charles Drobny, Jr.      n/a              -----           -----

Compensation Committee Interlock and Insider Participation

During fiscal year 1999, Michael Silverman and Jon Gilbert, officers and directors of the Company, attended Compensation Committee meetings concerning executive officer compensation.

Director Compensation

Through May 1998, non-employee directors of the Company received $500 for each Board meeting they attended. Non-employee directors currently receive stock options to purchase common stock as compensation for Board meetings. Non-employee directors Messrs. Bateman and Maizel have received 10,000 options at an exercise price of $1.00 each in April, 1996 and options to purchase 10,000 shares at an exercise price of $1.25 per share in February 1997. Mr. Lynn received 10,000 options at an exercise price of $1.19 per share in June 1997. Messrs. Bateman and Lynn received 10,000 common stock purchase warrants, each exercisable at $2.44 per share in March 1998. Messrs. Bateman, Maizel and Lynn each received options to purchase 25,000 shares of common stock each exercisable at $4.63 per share in May 1998 and options to purchase 25,000 shares of common stock each exercisable at $2.44 per share in May 1999. Mr. Bernard received 25,000 options to purchase common stock exercisable at $2.44 per share in May 1999.

Compliance with Section 16(a) of the Securities Exchange Act of 1934.

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company and information involving securities transactions of which the Company is aware, the Company believes that during the fiscal year ending December 31, 1999 all its executive officers, directors and greater than 10% beneficial shareholders complied with Section 16(a) filing requirements.

V.  Certain Transactions

The Company has a number of contractual relationships with QUALCOMM, which owns 1,172,265 shares (5%) of the outstanding common stock.

The Company entered into a License Agreement and Distribution Agreement dated June 13, 1990, which grants the Company certain exclusive rights to distribute QUALCOMM's OmniTRACS System for marine applications in the coastal waters of the United States and the Atlantic and Pacific Oceans. This agreement has been amended from time to time. The agreement has an initial term of five years and three five-year extensions. The Company exercised its first extension in 1995, which will continue until 2000. The Company has exercised its option for the next additional five-year term.

The Company also entered into a License Agreement with QUALCOMM in March, 1995, which requires QUALCOMM to pay to the Company a per copy royalty for certain interface software developed and owned by the Company as an enhancement to the OmniTRACS System. The License Agreement terminates upon termination of the License and Distribution Agreement.

In May 1999, the Company issued 60,000 restricted common shares to QUALCOMM as full payment on $153,600 of certain accounts payable. The shares were issued at fair market value of $2.56.

In October 1997, the Company entered into a Restricted Stock Purchase Agreement with Jon Gilbert who was the Company's President and Chief Executive Officer, and a related Promissory Note and Pledge Agreement. Under the Restricted Stock Purchase Agreement, Mr. Gilbert purchased 2,900,000 shares of common stock for $2,320,000 ($.80 per share). Mr. Gilbert paid $389,085 in cash and the remaining $l,930,915 by a promissory note bearing interest at a rate of 5.77%. The promissory note is secured by 2,416,665 of the purchased shares. The note was payable in four semi-annual installments of $420,241, with all remaining principal and accrued interest due April 15, 2000. During June 1998 the note and accrued interest was purchased by an unrelated third party at a discount of $44,274 which was recorded as a deduction to the common stock originally issued. See also "Executive Compensation."

Effective November 1, 1997, the Company purchased certain assets and liabilities of BOATRACS Gulfport (formerly MED) for $500,000 cash, and 300,000 shares of common stock. The stock payment was subject to an option in favor of the Company exercisable if BOATRACS Gulfport ("Gulfport") did not achieve a certain target earnings level for the 1998 fiscal year whereby the Company may repurchase for a nominal price one share of such stock for every dollar by which Gulfport earnings fall short of the target. In December, 1998, the agreement was amended and the cash payable still outstanding in the amount of $250,000 was reduced to $30,000. In addition, the shares to be issued were reduced to 240,000. Charles
J. Drobny, Jr., Gulfport's founder, became Vice President of Applications Development of the Company at the time of the acquisition.

 On July 7, 1998, the Company acquired all of the outstanding shares of Enerdyne Technologies, Inc. ("Enerdyne"), a provider of versatile, high performance digital video compression products to government and commercial markets. Enerdyne was formed in 1984 and is located in Santee, California. The acquisition price of $22.6 million included the payment of $2 million in cash, and the issuance of 3 million shares of the Company's common stock and promissory notes of $10,000,000. In addition, options and warrants were granted to the previous owners. A patent in the amount of $18 million and goodwill in the amount of $10.5 million were recorded as a result of the acquisition. The two selling shareholders of Enerdyne signed employment contracts with the Company for one and two years, respectively, and one selling shareholder was elected to the Company's board of directors in September 1998.

The first amendment to the Agreement and Plan of Reorganization (the "Amendment") in connection with the Enerdyne acquisition was executed effective July 7, 1998. The Amendment increased the number of compensatory option shares and exercise price subject to a specific paydown on the acquisition notes payable to the selling shareholders. On December 29, 1998 bank financing was obtained to effect the compensatory contingency per the Amendment and the options were revised to 663,500 at an exercise price of $2.65 in accordance with the calculations and provisions in the Amendment.

Effective August 1, 1999, the Company completed the acquisition, by reverse merger, of all of the shares of Innovative Communications Technologies, Inc. ("ICTI"), a privately held company located in Gaithersburg, Maryland that is engaged in the design and implementation of bandwidth efficient multi-media satellite networks. The purchase price to the former shareholders of ICTI included the payment of $1.5 million in cash, and the issuance of 1,665,000 shares of the Company's common stock and the delivery of promissory notes in the amount of $600,000. In addition, the Company delivered a non-interest note in the amount of $400,000 that is subject to attainment of certain revenue targets. This note will be recorded in the Company's accounts if and when these targets are met. The Company effectively acquired ICTI's assets of $1.6 million, assumed its liabilities of $1.5 million, and recorded goodwill in the amount of $5.5 million. Mr. Abutaleb, a founder of ICTI was appointed a director of the Company November 1999.

VI.  Approval of Amendments to 1996 Stock Option Plan (Proposal No. 2 on Proxy
Card)

The Board has approved an amendment to the 1996 Stock Option Plan ("Plan") to increase the shares authorized under the Plan to 6,000,000 shares of common stock. Prior to this amendment there were 4,000,000 shares authorized under the Plan. A summary of the Plan follows, but shareholders should read the entire Plan attached to this Proxy Statement as Appendix I for a full understanding of the Plan.

Options and Shares

Shares purchased upon exercise of options granted under the Plan may be composed of authorized and unissued shares. If an option granted under the Plan expires or is otherwise terminated prior to exercise, the shares subject to that option will become available for future grants under the Plan. The total number of shares subject to outstanding options under the Plan or under any other stock option or similar plan may not exceed 30% of the total number of shares of common stock outstanding on the date of the grant of any option under the Plan.

Administration

The Plan is administered by the Board of Directors or by a committee designated by the Board consisting of at least two directors who are not also employees of the Company (the "Committee"). The Committee currently consists of Mitchell Lynn and Giles Bateman. The structure of the Committee may be changed as necessary to comply with any future changes in tax or securities laws or regulations. For convenience, the following summary refers to the Committee as the administering body under the Plan, although the Plan may be administered by the Board as a whole. The Committee has authority consistent with the provisions of the Plan to establish the terms of the stock options granted, to establish rules and regulations appropriate for Plan administration and to interpret and make determinations under the Plan.

Stock Options and Participation

Options issued under the Plan may be either incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified stock options ("Non-Qualified Options"). The differences between these options are discussed below. Persons who receive options pursuant to the Plan are referred to as either "optionees" or "grantees."

The Committee may grant Non-Qualified Options to any person who has or has agreed to have any of the following relationships ("Relationships") with the Company or any of its subsidiaries: officer, director, employee or consultant. The Committee may grant Incentive Options only to employees (including officers or directors who are employees) of the Company or any of its subsidiaries. The amendment of the Plan may benefit the current executive officers and directors of the Company; however, because of the discretionary nature of the Plan, the Company cannot at this time determine the amount of benefit to any particular executive officer or director or to all executive officers and directors as a group.

Incentive Options granted under the Plan will expire ten years after the grant date. Options may terminate prior to their expiration date if the Relationship between the optionee and the Company terminates prior to the expiration date (see below). Incentive Options and Non Qualified Options issued to persons who own more than 10% of the outstanding common stock of the Company on the date of the grant will expire 5 years after the grant date.

All options granted under the Plan will be exercisable as the Committee or Board determines. Despite the preceding sentence, all options will be exercisable at a minimum as follows: 20% percent of the shares subject to the option ("option shares") may be purchased beginning on the first anniversary after the grant and an additional 20% of the shares will become available for purchase after each successive one year anniversary. Accordingly, all option shares will be available for purchase (to the extent not previously purchased) on the fifth anniversary of the grant date. Once an option is exercisable, an optionee may exercise all or any part of the option which is then exercisable.

The exercise price of Incentive Options must be at least 100% of the fair market value of the common stock on the grant date, or at least 110% of the fair market value in the case of Incentive Options granted to a person who owns more than 10% of the outstanding common stock. The purchase price for shares subject to a Non-Qualified Option must be at least 85% of the fair market value of the common stock on the grant date. Non Qualified options granted to a person holding more than 10% of the outstanding common stock must have a purchase price of at least 110% of the fair market value of the common stock on the grant date. A grantee exercising a Non Qualified Option must pay the exercise price plus any withholding tax due at the time of exercise. This amount may be paid in cash or in shares of the common stock valued at the then current fair market value of such shares, or a combination of both. The Committee may in its discretion allow other forms of payment.

Options granted under the Plan may not be transferred or assigned except upon the death of the optionee, by will or by the laws of descent. Upon the termination of an optionee's Relationship with the Company by reason other than death or disability, his or her Non Qualified Options will automatically terminate 30 days from the date the Relationship terminates and his or her Incentive Options will terminate three months from the date of termination. During the applicable post-termination period, the optionee may exercise his or her options to the extent the options were exercisable on the date of termination of the Relationship. The optionee will also be entitled to exercise a percentage of the options that are not yet exercisable as determined by a formula based on the length of service during each period that the options become exercisable.

Unless the Committee expressly determines otherwise, any Non Qualified Options granted to a person whose Relationship with the Company terminates because of death or disability will terminate six months after the date of death or disability. Any Incentive Option will terminate one year after the date of death or disability. (If an option would have expired before the expiration of such period, it will terminate on its natural expiration date.) The options will be exercisable during the applicable exercise period to the extent they were exercisable on the date of death or disability. The optionee will also be entitled to exercise a percentage of the options that are not yet exercisable as determined by a formula based on the length of service during each period that the options become exercisable. If the Relationship is terminated by death, the option may be exercised by the heir or devisee of the optionee.

These and other terms and conditions of the options will be reflected in an agreement entered into between the Company and the optionee at the time an option is granted to the optionee.

Term and Amendment

The Plan became effective December 7, 1995 and will terminate February 8, 2004 or when all shares available under the Plan have been distributed. The Board of Directors may modify or discontinue the Plan at any time, but no modification may adversely affect any outstanding grant unless the recipient of that grant gives written consent. Amendments which (i) materially increase the benefits accruing to participants under the Plan, (ii) increase the number of shares of common stock which may be issued under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan, will require shareholder approval unless such changes are required to comply with federal or state securities laws.

Adjustments

The number of shares available under the Plan and the number and the exercise price of shares underlying outstanding options will be adjusted appropriately in the event of a merger, reorganization, reclassification, stock split, stock dividend or other similar transaction which affects all shares of common stock.

If the Company dissolves, sells all of its assets or mergers with another company where the Company is not the surviving company, the Plan and each outstanding option will terminate. In that event, the surviving or acquiring company may at its election issue to the optionees under the Plan comparable replacement options to purchase common stock in the surviving or acquiring company. If the surviving or acquiring company does not issue replacement options, all options then outstanding under the Plan will become fully exercisable immediately before the effective date of the transaction, even if those options would not have otherwise been fully exercisable as of the date of the transaction.

Certain Federal Income Tax Consequences

The following is a summary of the federal income tax consequences to both the grantee and the Company of options granted under the Plan. Because tax laws vary in their applicability to different individuals, and because they are subject to change at any time, the Company urges persons granted options under the Plan to seek advice from their own tax advisers concerning the options.

Incentive Options. The Company believes that Incentive Options granted under the Plan will qualify as incentive stock options under Section 422 of the Code. The following summarizes the principal federal income tax aspects of Incentive Options.

In general, an optionee does not recognize income at the time an Incentive Option is granted or at the time it is exercised. If the optionee does not sell or otherwise dispose of the shares received upon exercise of an Incentive Option either within two years from the grant date or one year from the exercise date, the optionee will recognize capital gain or loss when the optionee disposes of the shares. The gain or loss will be measured by the difference between the exercise price and the sale price of the shares.

If the optionee sells or disposes of shares acquired upon exercise of an Incentive Option before the expiration of either of the one-year or two-year holding periods described above (a "disqualifying disposition"), the difference between the exercise price and the fair market value of the shares at the time of exercise will be taxable as ordinary income in the year the shares were sold. In most situations, a disqualifying disposition of the shares acquired upon exercise causes part of the profit realized upon sale to be taxed as ordinary income rather than as capital gain. For most taxpayers, this means a higher tax rate and a loss of the ability to offset some of the gain against other capital losses.

The Company will not be allowed a deduction for federal income tax purposes at the time of the grant or exercise of an Incentive Option. To the extent any optionee recognizes ordinary income as a result of a disqualifying disposition, the Company will generally be entitled to an offsetting deduction of the amount recognized by the employee as ordinary income.

Non-Qualified Options. An optionee does not recognize income at the time a Non-Qualified Option is granted. An optionee will recognize ordinary income at the time he or she exercises a Non-Qualified Option. The income recognized will be equal to the difference between the exercise price and the fair market value of the shares on the exercise date.

The Company generally will be entitled to an offsetting income tax deduction in the year an optionee recognizes ordinary income from the exercise of a Non-Qualified Option.

When an optionee sells common stock acquired by exercise of a Non-Qualified Option, he or she will recognize a capital gain or loss equal to the difference between the sale price of the stock and the option exercise price.

The Company will in most cases have a legal obligation to withhold for taxes due upon the exercise of a Non-Qualified Option by an employee of the Company. Where withholding obligations apply, the Company will require the optionee to pay such amounts on exercise, or the Company may at its option offset the withholding amount against salary or other payments due to the optionee.

Vote Required

Approval of the amendment to the Plan requires the affirmative vote of the holders of at least a majority of the outstanding shares of common stock which are present or represented by proxy at the Annual Meeting.

Board Recommendation

Because each of the directors may receive options under the Plan if the shareholders approve the amendment to the Plan, the Board has a conflict of interest in connection with the Plan amendment. Nonetheless, the Board believes that adoption of the amendment to the Plan will help the Company attract and retain qualified individuals to serve as employees, consultants, officers and directors of the Company. The Board also believes the amendment will give the Board and the Compensation Committee additional flexibility to structure compensation packages to better align the financial interests of the Company's directors, officers, consultants and employees with those of the Company's shareholders. Accordingly, the Board unanimously recommends a vote FOR the approval of the amendment to the Plan.

VII.  Date for Submission of Shareholder Proposals - For 2001 Annual Meeting

Any proposal relating to a proper subject which a shareholder may intend to present for action at the 2000 Annual Meeting of Shareholders and which such shareholder may wish to have included in the Company's proxy materials for such meeting must, in accordance with the provisions of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, be received in proper form by the Company at its principal executive office not later than December 1, 1999. It is suggested that any such proposal be submitted by certified mail, return receipt requested.

VIII. Other Business

Management is not aware of any matters to come before the Annual Meeting other than those stated in this Proxy Statement. However, inasmuch as matters of which management is not now aware may come before the Annual Meeting or any adjournment thereof, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such proxies intend to vote, act, and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.

         By Order of the Board of Directors,
         MICHAEL SILVERMAN, Chairman of the Board
         San Diego, California
         April 7, 2000







APPENDIX I
Dated: March 23, 2000

ADVANCED REMOTE COMMUNICATION SOLUTIONS, INC.
1996 STOCK OPTION PLAN
(as amended March 24, 1997, March 20, 1998 and March 13, 2000)

1.  Purposes of the Plan.

The Advanced Remote Communication Solutions, Inc. ("ARCOMS") 1996 Stock Option Plan (the "Plan") is intended to promote the interests of ARCOMS, a California corporation (the "Company"), by providing a method whereby (i) employees of the Company (or its parent or subsidiary corporations) responsible for the management, growth and financial success of the Company (or its parent or subsidiary corporations), and (ii) officers, directors and consultants who provide valuable services to the Company (or its parent or subsidiary corporations), as determined by the Plan Administrator, may be offered incentives and rewards which will encourage them to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company and continue to render services to the Company (or its parent or subsidiary corporations).

2. Administration of the Plan.

(a) The Plan shall be administered by the Company's Board of Directors (the "Board") or, to the extent provided by the Board, a committee (the "Committee") appointed by the Board, which shall consist of not less than two non-employee directors (as such term is defined in Rule 16b-3, or any successor rule, under the Securities Exchange Act of 1934), who shall serve at the pleasure of the Board; provided, however, that the Plan may be administered by the Board. For purposes of the Plan, the term "Plan Administrator" shall mean the Board, or if the Board delegates responsibility for any matter to the Committee. The Board may alter the Plan administration so that the Plan administration is structured to comply with the rules governing a discretionary plan under Rule 16b-3.

(b) Subject to the provisions of the Plan, the Plan Administrator shall have full power and authority to select the Optionees (as defined in Section 3) to be granted the options under the Plan, and to determine (i) whether each granted option is to be an incentive stock option ("Incentive Stock Option") which satisfies the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") or a non-statutory Stock Option not intended to meet such requirements, (ii) the number of shares to be subject to such option; (iii) the exercise prices of such shares, (iv) the terms of exercise, (v) the expiration dates and (vi) all other terms and conditions upon which such option may be exercised. The Plan Administrator shall have the full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan and any outstanding option as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan or any outstanding option. No person acting under this subsection shall be held liable for any action or determination made in good faith with respect to the Plan or any option granted under the Plan.

(c) The Company shall indemnify and hold harmless each Committee member and each director of the Company, and the estate and heirs of such Committee member or director, against all claims, liabilities, expenses, penalties, damages or other pecuniary losses, including legal fees, which such Committee member or director, his or her estate or heirs may suffer as a result of his or her responsibilities, obligations or duties in connection with the Plan, to the extent that insurance, if any, does not cover the payment of such items.

3.  Eligibility for Option Grants.

The persons eligible to receive option grants pursuant to the Plan ("Optionees") are as follows:

(a) Employees of the Company (or its parent or subsidiary corporations, including officers and directors who are employees) who contribute to the success and growth of the Company (or its parent or subsidiary corporations) or who may reasonably be anticipated to contribute to the future success and growth of the Company (or its parent or subsidiary corporations); and

(b) Directors, officers and consultants who provide valuable services to the Company (or its parent or subsidiary corporations).

4. Stock Subject to the Plan.

(a) The stock issuable under the Plan shall be shares of the Company's authorized but unissued or reacquired common stock (the "common stock"). The aggregate number of shares which may be issued under the Plan shall not exceed 6,000,000 shares of common stock. The total number of shares issuable under the Plan shall be subject to adjustment from time to time in accordance with the provisions of this Section 4.

(b) Should an option be terminated for any reason without being exercised or surrendered in whole or in part, the shares subject to the portion of the option not so exercised or surrendered shall be available for subsequent option grants under the Plan.

(c) In the event that the outstanding shares of common stock issuable under the Plan as a class are increased or decreased, or changed into or exchanged for a different number or kind of shares or securities, as a result of any Corporate Transactions (as defined in Section 7), stock splits, stock dividends, or the like affecting the outstanding common stock as a class, then appropriate adjustments shall be made to the aggregate number of shares issuable under the Plan and to the number of shares and price per share of the common stock subject to each outstanding option, in order to prevent the dilution or enlargement of benefits under such outstanding options.

5. Terms and Conditions of Options.

Options granted pursuant to the Plan shall be authorized by action of the Plan Administrator and may, at the Plan Administrator's discretion, be either Incentive Stock Options or Non-Qualified Stock Options. Individuals who are not employees of the Company or its parent or subsidiary corporations may only be granted Non-Qualified Stock Options. Each granted option shall be evidenced by one or more written instruments in a form approved by the Plan Administrator; provided, however, that each such instrument shall comply with and incorporate the terms and conditions specified in this Section 5.

(a)  Option Price.

(1) Subject to sub paragraph (a) (2), the option price per share (the "Option Price"), (a) with respect to a Non-Qualified Stock Option, shall be between eighty-five percent (85%) and one hundred percent (100%) of the fair market value of a share of common stock on the date of the option grant, as determined by the Company on a case by case basis and (b) with respect to an Incentive Stock Option, be one hundred percent (100%) of the fair market value of a share of common stock on the date of the option grant.

(2) 10% Shareholder. If any Optionee under the Plan on the date of grant of an Incentive Stock Option or Non Qualified Stock Option is the owner of stock (as determined under Section 424(d) of the Internal Revenue Code) possessing ten percent (10%) or more of the total combined voting power of all classes of stock of the Company or any one of its parent or subsidiary corporations (a "10% Shareholder"), then the option price per share acquired pursuant to exercise of the Incentive Stock Option or Non Qualified Stock Option shall not be less than one hundred and ten percent (110%) of the fair market value of a share of common stock on the date of the option grant.

(3) The option price shall become immediately due upon exercise of the option and shall, subject to the provisions of the instrument evidencing the grant, be payable in one of the alternative forms specified below:

(i) full payment  in  cash or cash equivalents; or

(ii) full payment in shares of common stock having a fair market value on the Exercise Date (as defined below) in an amount equal to the option price; or

(iii) a combination of shares of common stock valued at fair market value on the Exercise Date and cash or cash equivalents, equal in the aggregate to the option price; or

(iv) any other form of consideration as the Plan Administrator may approve.

For purposes of this Section 5(a)(3), the Exercise Date shall be the first date on which the Company shall have received both written notice of the exercise of the option and payment of the option price for the purchased shares of common stock.

(4) For all valuation purposes under the Plan, the fair market value of a share of common stock shall be determined in accordance with the following provisions:

(i) If the common stock is not at the time listed or admitted to trading on any stock exchange but is traded in the over-the-counter market, the fair market value shall be the mean between the highest bid and lowest asked prices (or, if such information is available, the closing selling price) of one share of common stock in the over-the-counter market, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system, on the date of the option grant or Exercise Date, as the case may be. If there are no reported bid and asked prices (or closing selling price) for the common stock on the date in question, then the mean between the highest bid price and lowest asked price (or the closing selling price) on the last preceding date for which such quotations exist shall be determinative of fair market value.

(ii) If the common stock is at the time listed or admitted to trading on any stock exchange, then the fair market value shall be the closing selling price of one share of common stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the common stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of common stock on such exchange on the date in question, then the fair market value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

(iii) If the common stock at the time is neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then the fair market value shall be determined by the Plan Administrator in accordance with
Section 260.140.50 of the California Code of Regulations or any successor rule.

(b) Option Period.

The term of each Non Qualified Option shall commence on the date of grant and shall be for a term not exceeding ten (10) years. The term of each Incentive Option shall be ten (10) years. Despite the preceding sentence, if an Incentive Stock Option or Non Qualified Stock Option is granted to an Optionee who, immediately before the grant of the Incentive Stock Option or Non Qualified Stock Option owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations, the exercise period specified in the option agreement for which the Incentive Stock Option or Non Qualified Stock Option thereunder is granted, shall not exceed five years from the date of grant. Subject to other provisions of the Plan, each option shall be exercisable during its term as to at least twenty percent (20%) of the option shares during the twelve (12) months beginning on the first anniversary of the date of grant, and twenty percent (20%) thereafter during each of the four (4) next successive twelve (12) month periods. Additionally, if an Optionee shall not in any period purchase all of the option shares which the Optionee is entitled to purchase in such period, then the Optionee may purchase all or any part of such shares subject to this Agreement at any time after the end of such period and prior to the expiration of the option. Despite the foregoing, the Board may at its discretion provide for earlier exercisability.

(c) Effect of Termination.

(1) Subject to the other provisions of the Plan, should an Optionee cease to be an employee, officer, director or consultant of the Company or any of its subsidiaries for death or permanent disability as defined in Section 22 (e)(3) of the Internal Revenue Code, then any option or options granted under the Plan to such Optionee and outstanding on the date of termination shall remain exercisable for a period not to exceed six (6) months from the date of such termination in the case of Non Qualified Stock Options and one year in the case of Incentive Stock Options, the specific amount of time to be determined at the time of granting the option; provided, however, that under no circumstances shall such options be exercisable after the expiration date of the option term specified in the instrument evidencing the option grant. If the optionee's relationship with the Company terminates for reasons other than death or disability, the Board may fix a such shorter period of exercisability following the termination date, as determined by the Company at the time of original grant, but in no event less than thirty (30) days in the case of a Non Qualified Stock Option or three (3) months in the case of an Incentive Stock Option. Each such option shall, during such period, be exercisable to the extent of the number of shares (if any) for which the option is exercisable on the termination date (the "Vested Shares"), and to the extent that on the termination date the number of shares (if any) for which the option is not exercisable will become exercisable within the following year, the Optionee may exercise the option for a percentage of such shares based on the following fraction: the numerator shall be the number of days from the last anniversary date of the grant of the option to the termination date and the denominator shall be the number of days from the last anniversary date of the grant of the option to the next anniversary date of the grant of the option. Upon the expiration of such applicable period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be exercisable.

(2) Notwithstanding subsection (c)(1) above, the Plan Administrator shall have complete discretion, exercisable either at the time the option is granted or at the termination date to provide that options held by such Optionee may be exercised not only with respect to Vested Shares as of the termination date, but also with respect to one or more subsequent installments of shares for which the option would otherwise have become exercisable.

(3) For purposes of the Plan, the Optionee shall be deemed to be a consultant of the Company for so long as the Optionee renders periodic services to the Company or one or more of its parent or subsidiary corporations.

(d) No Employment or Service Contract. Nothing in the Plan shall confer upon the Optionee any right to continue in the service of the Company (or any parent or subsidiary corporation of the Company employing or retaining the Optionee) for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any parent or subsidiary corporation of the Company employing or retaining Optionee) or the Optionee, to terminate the service provider status of Optionee at any time for any reason or no reason whatsoever, with or without cause.

(e) Shareholder Rights. An Optionee shall have none of the rights of a shareholder with respect to any shares covered by the option until such individual shall have duly exercised the option and paid the option price.

6.  Exercise of Options.

(a) Each Option may be exercised in whole or in part (but not as to fractional shares) by delivering it for surrender or endorsement to the Company, attention of the Corporate Secretary, at the Company's principal office, together with payment of the Exercise Price and an executed Notice and Agreement of Exercise in the form prescribed by the Company.

(b) Exercise of each Option is conditioned upon the agreement of the Optionee to the terms and conditions of this Plan and of such Option as evidenced by the Optionee's execution and delivery of a Notice and Agreement of Exercise in a form to be determined by the Committee in its discretion. Such Notice and Agreement of Exercise shall set forth the agreement of the Optionee that: (a) no Option Shares will be sold or otherwise distributed in violation of the Securities Act of 1933 (the "Securities Act") or any other applicable federal or state securities laws, (b) each Option Share certificate may be imprinted with legends reflecting any applicable federal and state securities law restrictions and conditions, (c) the Company may comply with said securities law restrictions and issue "stop transfer" instructions to its Transfer Agent and Registrar without liability, (d) each Optionee will timely file all reports required under federal securities laws, and (e) each Optionee will report all sales of Option Shares to the Company in writing on a form prescribed by the Company.

(c) No Option shall be exercisable unless and until any applicable registration or qualification requirements of federal and state securities laws, and all other legal requirements, have been fully complied with. The Company will use reasonable efforts to maintain the effectiveness of a Registration Statement under the Securities Act for the issuance of Options and shares acquired thereunder, but there may be times when no such Registration Statement will be currently effective. The exercise of Options may be temporarily suspended without liability to the Company during times when no such Registration Statement is currently effective, or during times when, in the reasonable opinion of the Committee, such suspension is necessary to preclude violation of any requirements of applicable law or regulatory bodies having jurisdiction over the Company. If any Option would expire for any reason except the end of its term during such a suspension, then if exercise of such Option is duly tendered before its expiration, such Option shall be exercisable and exercised (unless the attempted exercise is withdrawn) as of the first day after the end of such suspension. The Company shall have no obligation to file any Registration Statement covering resales of Option Shares.

(d) Withholding Taxes. The Company shall have the right at the time of exercise of any Stock Option to make adequate provision for any federal, state, local, or foreign taxes which it believes are or may be required by law to be withheld with respect to such exercise.

(e) Dollar Limitation. The aggregate fair market value (determined as of the respective date or dates of grant) of the common stock for which one or more options granted to any Employee under the Plan (or any other option plan of the Company or its parent or subsidiary corporations) may for the first time become exercisable as Incentive Stock Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). In the event that
Section 422 of the Internal Revenue Code is amended to alter the limitation set forth therein so that following such amendment such limitation shall differ from the $100,000 limitation set forth above, the dollar limitation of this Section 6(e) shall be automatically adjusted accordingly. To the extent the Employee holds two or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability thereof as Incentive Stock Options shall be applied on the basis of the order in which such options are granted, and any Incentive Stock Options subject to the limitations of this Section 6(e) shall be treated as Non-Qualified Stock Options subject to the applicable terms and conditions of the Plan.

7.  Corporate Transactions.

(a)  In  the  event  of  any  of  the  following   transactions   (a  "Corporate
Transaction"):

(i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company's incorporation,

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company, or

(iii) any reverse merger in which the Company is the surviving entity but in which fifty percent (50%) or more of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger, then each outstanding option which is not to be assumed by the successor corporation or parent thereof (or to be replaced with a comparable option to purchase shares of the capital stock of such successor corporation or parent thereof) automatically shall be accelerated so that each such option, immediately prior to the specified effective date for such Corporate Transaction, shall become fully exercisable with respect to the total number of shares of common stock purchasable under such option. Any such accelerated options not exercised as of the consummation of the Corporate Transaction shall terminate and cease to be exercisable, unless assumed by the successor corporation or parent thereof (or replaced with a comparable option to purchase shares of the capital stock of such successor corporation or parent thereof).

(b) In connection with any Corporate Transaction, the exercisability of any accelerated options under the Plan as an Incentive Stock Option shall remain subject to the applicable dollar limitation of Section 6(e).

(c) The Plan Administrator shall have the right and power at any time to waive in whole or in part, absolutely or conditionally, any right of the Company contained in any instrument or option agreement evidencing any options granted under the Plan.

(d) The grant of options under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

8. Amendment of the Plan.

(a) The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects whatsoever; provided, however, that no such amendment or modification shall, without the consent of the holders, adversely affect rights and obligations with respect to options at the time outstanding under the Plan; and provided further, that the Board shall not, without the approval of the shareholders of the Company where required by law.

(b) The provisions of this Plan pertaining to Incentive Stock Options are intended to comply with all requirements of the Internal Revenue Code pertaining to qualification of such incentive stock options as Incentive Stock Options under the Internal Revenue Code and all provisions of the Plan with respect thereto shall be construed in a manner consistent therewith.

9. Effective Date and Term of Plan.

(a) The Plan shall become effective when adopted by the Board, but no option granted under the Plan shall become exercisable unless and until the Plan shall have been approved by the shareholders of the Company. If such shareholder approval is not obtained within twelve (12) months after the date of the Board's adoption of the Plan, then all options previously granted under the Plan shall terminate and no further options shall be granted. Subject to such limitation, the Plan Administrator may grant options under the Plan at any time after the Plan effective date and before the date fixed herein for termination of the Plan.

(b) Unless sooner terminated in accordance with the provisions hereof, the Plan shall terminate upon the earlier of (i) the expiration of the eight (8) year period measured from the date of the Board's adoption of the Plan or (ii) the date on which all shares available for issuance under the Plan shall have been issued or canceled pursuant to the exercise or surrender of options granted under the Plan.

10.  Regulatory Approvals.

The implementation of the Plan, the granting of any option under the Plan, and the issuance of common stock upon the exercise or surrender of any such option, shall be subject to the procurement by the Company of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under the Plan and the common stock issued pursuant to the Plan.

11.  Requests for Information.

For additional information about the Plan or the Plan Administrator, please direct all such requests to the Chief Financial Officer of Advanced Remote Communication Solutions, Inc., 10675 Sorrento Valley Road, Suite 200, San Diego, CA 92121, telephone number (619) 657-0100.

12.  Financial Reports.

The Company shall deliver financial and other information regarding the Company, on an annual or other periodic basis, to each individual holding an outstanding option under the Plan, to the extent the Company is required to provide such information pursuant to Section 260.140.46 (or any successor thereto) of the Rules of the California Corporations Commissioner.

13.  Successors in Interest.

The Company shall not assign or delegate to any other person this Plan or any rights or obligations under this Plan. Subject to any restriction on transferability contained in this Plan, this Plan shall be binding upon and shall inure to the benefit of the successors-in-interest and assigns of each party to this Plan. Nothing in this Paragraph shall create any rights enforceable by any person not a party to this Plan, except for the rights of the successors-in-interest and assigns of each party to this Plan, unless such rights are expressly granted in this Plan to other specifically identified persons.

14.  Governing Law.

This Plan shall be construed in accordance with, and governed by, the laws of the State of California.

15.  Attorney's Fees.

In the event any litigation, arbitration, mediation, or other proceeding ("Proceeding") is initiated by any party(ies) against any other party(ies) to enforce, interpret or otherwise obtain judicial or quasi-judicial relief in connection with this Plan the prevailing party(ies) in such Proceeding shall be entitled to recover from the unsuccessful party(ies) all costs, expenses, and actual attorney's and expert witness fees relating to or arising out of (a) such Proceeding (whether or not such Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including without limitation one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney's and expert witness fees.

16.  Prior Understandings.

This Plan contains the entire agreement between the parties with respect to the subject matter of the Plan, is intended as a final expression with respect to such terms as are included in the Plan, and supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of the Plan.

17.  Arbitration.

All disputes pertaining to this Plan shall be resolved by the American Arbitration Association pursuant to its rules in San Diego, California.

18.  Option Non-Transferable; Exceptions

This option shall be neither transferable nor assignable by Optionee other than by will or by the laws of descent and distribution and may be exercised, during Optionee's lifetime, only by Optionee.